Comstock Mining Announces Completion of Public Offering of Common Stock

VIRGINIA CITY, NV (March 15, 2013). – Comstock Mining Inc. (the “Company” or “we”) (NYSE MKT: LODE) announced today that it has completed its previously announced public offering of 5 million shares of common stock at a price of $2.00 per share.

The net proceeds to the Company from the offering were approximately $9.8 million, after deducting agent fees and estimated offering expenses. The Company intends on using the proceeds from this offering to accelerate prerequisite environmental studies, engineering and permitting for growing production through the commercial development and expansion of both the Lucerne and Dayton Mine plans. We also intend to use proceeds for expansion of our processing facilities associated with this growth and plans for higher production rates in 2013, potentially up to 1.5 million tons per annum.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC.

About Comstock Mining Inc.

Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton, achieve initial commercial mining and processing operations in the Lucerne Mine with annual production rates of approximately 20,000 gold equivalent ounces and significantly grow production through the commercial development and expansions of both the Lucerne and Dayton Mine plans.

Contact information for Comstock Mining Inc.: PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com

Corrado De Gasperis		Kimberly Shipley
President & CEO		Manager of Investor Relations
Tel (775) 847-4755		Tel (775) 847-0545
degasperis@comstockmining.com		shipley@comstockmining.com